UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange

Act of 1934

Date of Report (Date of Earliest Event Reported):

December 18, 2013

MEASUREMENT SPECIALTIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 Lucas Way, Hampton, VA 23666

(Address of principal executive offices) (Zip Code)

(757) 766-1500

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2013, Measurement Specialties, Inc. (the “Company”) entered into Amended and Restated Employment Agreements (each, an “Amendment” and collectively, the “Amendments”) with each of Frank Guidone, the Company’s Chief Executive Officer (the “Guidone Amendment”), Mark Thomson, the Company’s Chief Financial Officer (the “Mark Thomson Amendment”), and Glen MacGibbon, the Company’s Executive Vice President (the “MacGibbon Amendment”), and an Employment Agreement (the “Mitch Thompson Agreement”) with Mitch Thompson, the Company’s Chief Technology Officer (each, an “Employee”).

The Amendments amend severance and other provisions in each Employee’s respective existing employment agreement with the Company (as amended by the Amendments, and together with the Mitch Thompson Agreement, the “Employment Agreements”) and provide a more uniform set of employment agreements among the Company’s executives, streamlining interpretation and administration of the employment rights and obligations of the Company and its executives.

The Guidone Amendment provides that Mr. Guidone will receive an annual base salary of $550,000, subject to annual increases at the discretion of the Board of Directors or Compensation Committee of the Company, and will be eligible for an annual bonus based upon annual performance criteria and goals established by the Company’s Compensation Committee (the “Annual Bonus”) of up to 100% of his annual salary. The Mark Thomson Amendment and the MacGibbon Amendment provide that Messrs. Mark Thomson and MacGibbon, will receive annual base salaries of $320,000 and $260,000, respectively, subject to annual increases at the discretion of the Board of Directors or Compensation Committee of the Company, and be eligible for an Annual Bonus of up to 55% of such Employee’s annual salary. The Mitch Thompson Agreement provides that Mr. Mitch Thompson will receive an annual base salary of $220,000, subject to annual increases at the discretion of the Board of Directors or Compensation Committee of the Company, and will be eligible for an Annual Bonus of up to 50% of his annual salary.

The Employment Agreements provide that upon the termination of employment by the respective Employee for good reason, or termination of employment by the Company other than for cause (as such events are described in the Employment Agreements), such Employee will be entitled to receive (i) a Severance Payment (as defined below), (ii) a pro-rata portion of such Employee’s Annual Bonus earned for the fiscal year of termination, the amount of which will be (A) the amount determined by the Compensation Committee based on actual performance of the Company and such Employee for the fiscal year, to be paid in a lump sum as soon as practicable after determination of the Annual Bonus consistent with the Company’s normal bonus determination practices, or (B) if such termination occurs coincident with or within 24 months after a change in control (as such term is defined in the Employment Agreements), a pro rata portion of the target bonus in effect at the time of such termination, to be paid in a lump sum within 20 business days after such termination, and (iii) full vesting of all outstanding unvested equity awards with respect to which the vesting is conditioned solely upon continued service for a specified period, or if such termination occurs coincident with or within 24 months after a change in control full vesting of all outstanding unvested equity awards inclusive of time-based and performance-based equity awards. The Guidone Amendment provides that Mr. Guidone’s Severance Payment amount is 150% of Mr. Guidone’s annual salary in effect at the time of such termination, or 200% of the sum of Mr. Guidone’s annual salary and target bonus in effect at the time of such termination if such termination occurs coincident with or within 24 months after a change in control, to be paid in a lump sum within 20 business days after such termination. The Mark Thomson Amendment, the MacGibbon Amendment and the Mitch Thomson Agreement provide that the Severance Payment amount for Messrs. Mark Thomson, MacGibbon and Mitch Thompson, respectively, is 100% of such Employee’s annual salary in effect at the time of such termination, or 150% of the sum of such Employee’s annual salary and target bonus in effect at the time of such termination if such termination occurs coincident with or within 24 months after a change in control, in each case to be paid in equal installments over the course of 18 months in accordance with the Company’s payroll practices then in effect.

The description of the Employment Agreements set forth above is qualified in its entirety by the full text of the Employment Agreements, copies of which are filed herewith as Exhibits 10.1, 10.2, 10.3 and 10.4 and incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated December 17, 2013, by and between Measurement Specialties, Inc. and Frank Guidone
10.2	Amended and Restated Employment Agreement, dated December 17, 2013, by and between Measurement Specialties, Inc. and Mark Thomson
10.3	Amended and Restated Employment Agreement, dated December 17, 2013, by and between Measurement Specialties, Inc. and Glen MacGibbon
10.4	Employment Agreement, dated December 17, 2013, by and between Measurement Specialties, Inc. and Mitch Thompson

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

/s/ Mark Thomson
Mark Thomson
Chief Financial Officer

Date: December 18, 2013